               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The unaudited pro forma combined statements of operations and unaudited pro forma combined balance sheet give effect to the acquisition of Burns Aerospace Corporation ("Burns") (the "Acquisition") by BE Aerospace, Inc. ("BEA" and, together with Burns, the "Company") on a purchase accounting basis, the offering of $75 million of unsecured senior subordinated debt (the "Offering") and the application of the net proceeds therefrom. The pro forma combined statement of operations for the fiscal year ended February 25, 1995 is comprised of the results of BEA for the fiscal year ended February 25, 1995 and the results of Burns for the year ended December 31, 1994. The pro forma combined statement of operations for the six months ended August 26, 1995 is comprised of the results of BEA for the six months ended August 26, 1995 and the results of Burns for the six months ended June 30, 1995. The pro forma combined balance sheet as of August 26, 1995 has been prepared by combining the consolidated balance sheet of BEA as of August 26, 1995 with the balance sheet of Burns as of June 30, 1995.

  The pro forma combined statements of operations for the fiscal year ended February 25, 1995 and the six months ended August 26, 1995 assume that the Acquisition and the Offering occurred on February 27, 1994. The pro forma combined balance sheet as of August 26, 1995 assumes that the Acquisition and the Offering occurred on August 26, 1995. The pro forma combined statements of operations and balance sheet do not purport to represent the results of operations or financial position of the Company had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. Certain of the pro forma adjustments represent estimates of costs to be incurred and cost savings expected to be realized in connection with the Acquisition. No assurance can be given as to the amount of costs that will actually be incurred or cost savings that will actually be realized. The pro forma adjustments are based on management's preliminary assumptions regarding purchase accounting adjustments. The actual allocation of the purchase price will be adjusted to the extent that actual amounts differ from management's estimates in accordance with FAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises."

  The pro forma combined financial information is based upon certain assumptions and adjustments described in the notes to the pro forma financial statements.

                                   63 of 69

PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                               FISCAL YEAR ENDED FEBRUARY 25, 1995
                          ------------------------------------------------------
                                                                        ADJUSTED
                            BEA      BURNS      COMBINED  ADJUSTMENTS   PROFORMA
                          --------  -------     --------  -----------   --------
                                      (DOLLARS IN THOUSANDS)
Net sales...............  $229,347  $93,494     $322,841    $  --       $322,841
Cost of sales...........   154,863   75,880      230,743    (5,389)(a)   221,081
                                                              (968)(b)
                                                            (3,305)(c)
                          --------  -------     --------                --------
Gross profit............    74,484   17,614       92,098                 101,760
Operating expenses:
  Selling, general and
   administrative.......    31,787   10,729       42,516    (5,321)(a)    37,195
  Management fees.......       --     3,359        3,359    (3,359)(d)       750
                                                               750 (d)
  Research and develop-
   ment.................    12,860    1,615       14,475    (1,223)(a)    16,557
                                                             3,305 (c)
  Amortization .........     9,954    1,509       11,463      (109)(b)    11,354
  Other expenses........    23,736      738       24,474       --         24,474
                          --------  -------     --------                --------
Total operating ex-
 penses.................    78,337   17,950       96,287                  90,330
                          --------  -------     --------                --------
Operating earnings
 (loss).................    (3,853)    (336)      (4,189)                 11,430
Interest expense, net...    15,019    6,374 (e)   21,393    (6,374)(e)    21,507
                                                             6,488 (f)
                          --------  -------     --------                --------
Loss before income taxes
 (benefit)..............   (18,872)  (6,710)     (25,582)                (10,077)
Income taxes (benefit)..    (6,806)  (2,200)      (9,006)    4,975 (g)    (4,031)
                          --------  -------     --------                --------
Net loss ...............  $(12,066) $(4,510)    $(16,576)               $ (6,046)
                          ========  =======     ========                ========
Net loss per share......  $   (.75)                                     $   (.38)
                          ========                                      ========
Weighted average shares
 outstanding............    16,021                                        16,021
                          ========                                      ========

--------
(a) The Company has specifically identified cost reductions resulting from a business integration plan which is expected to be implemented following the Acquisition. The business integration plan contemplates (i) the elimination of duplicate executive, sales and marketing, research and engineering and administrative functions at Burns, (ii) shifting Burns' seat assembly operations to BEA's facilities and (iii) shifting certain of BEA's seating fabrication operations to Burns. The cost reductions presented below for cost of sales, selling, general and administrative expenses and research and development expenses are comprised of labor and overhead expenses that are expected to be eliminated in conjunction with the implementation of the business integration plan. The Company's business integration plan provides for the events generating the cost reductions to occur in phases, beginning in the initial year. Therefore, the pro forma expected cost savings for the fiscal year ended February 25, 1995 reflect only a portion of the expected ongoing annual savings. Assuming the Acquisition occurred on February 27, 1994 and the phase-in of the business integration plan commenced as of such date, the expected cost reductions, on a pro forma basis, for the fiscal year ended February 25, 1995 are as follows:

        Cost of sales.................................................... $5,389
        Selling, general and administrative..............................  5,321
        Research and development.........................................  1,223

                                   64 of 69

  Upon full implementation of the integration plan, the Company estimates aggregate annualized cost of sales savings from the business integration plan as follows:

        Cost of sales................................................... $10,368
        Selling, general and administrative.............................   5,514
        Research and development........................................   1,482

  See Note (b) to the pro forma combined balance sheet for purchase reserves established related to the cost of the business integration plan.

(b) Reflects adjustments to depreciation and amortization based on the preliminary purchase accounting allocation related to property, plant and equipment and intangible assets acquired in connection with the Acquisition and the difference between depreciation expense recorded by Burns and that determined under the methods used by the Company. The Company uses periods of 20 years for manufacturing facilities, five to seven years for machinery and equipment and 20 years for intangible assets.

(c) Reflects adjustments to reclassify certain Burns expenses in a manner consistent with BEA's financial presentation, in which BEA classifies certain engineering related expenditures as a component of research and development as compared to a component of cost of sales.

(d) Reflects the elimination of management fees allocated from Eagle of $3,359 which is partially offset by the addition of $750 of incremental selling, general and administrative expenses. Such incremental expense amounts are related to legal, accounting, tax, auditing, purchasing, human resources and management information services, which are the portion of the allocated selling, general and administrative expenses that are estimated by the Company as necessary to operate Burns as a division of the Company. The balance of the remaining allocated selling, general and administrative expenses that is being eliminated generally reflects indirect cost allocations from Eagle for which no direct benefit was received.

(e) Burns participates in its parent's cash management system under which its cash funding requirements are met by its parent and, therefore, Burns itself did not have any indebtedness to nonaffiliates. Interest expense appearing on the Burns Financial Statements is attributable to interest on intercompany indebtedness.

(f) Represents the additional interest expense for the year ended February 25, 1995 that would have been incurred had the Acquisition and the Offering taken place on February 27, 1994, offset by the elimination of intercompany indebtedness of Burns owed to Eagle which will be forgiven upon consummation of the Acquisition.

(g) Adjustments to reflect income tax effects assuming a combined state and federal statutory income tax rate of 40%.

                                   65 of 69

PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                                 SIX MONTHS ENDED AUGUST 26, 1995
                          ------------------------------------------------------
                                                                        ADJUSTED
                                                                          PRO
                            BEA      BURNS      COMBINED  ADJUSTMENTS    FORMA
                          --------  -------     --------  -----------   --------
                                      (DOLLARS IN THOUSANDS)
Net sales................ $113,045  $49,461     $162,506    $  --       $162,506
Cost of sales............   76,071   40,472      116,543    (5,184)(a)   109,428
                                                              (484)(b)
                                                            (1,447)(d)
                          --------  -------     --------                --------
Gross profit.............   36,974    8,989       45,963                  53,078
Operating expenses:
  Selling, general and
   administrative........   16,743    5,969       22,712    (2,757)(a)    19,955
  Management fees........      --       --           --        350 (c)       350
  Research and develop-      7,980    1,210        9,190      (741)(a)     9,896
   ment..................                                    1,447 (d)
  Amortization...........    4,693      750        5,443       (54)(b)     5,389
                          --------  -------     --------                --------
    Total operating ex-
     penses..............   29,416    7,929       37,345                  35,590
                          --------  -------     --------                --------
Operating earnings.......    7,558    1,060        8,618                  17,488
Interest expense, net....    8,149    3,831 (e)   11,980    (3,831)(e)    11,369
                                                             3,220 (f)
                          --------  -------     --------                --------
Earnings (loss) before
 income taxes (benefit)..     (591)  (2,771)      (3,362)                  6,119
Income taxes (benefit)...     (216)    (905)      (1,121)    3,569 (g)     2,448
                          --------  -------     --------                --------
Net earnings (loss)...... $   (375) $(1,866)    $ (2,241)               $  3,671
                          ========  =======     ========                ========
Net earnings (loss) per
 share................... $   (.02)     --           --                 $    .23
                          ========  =======     ========                ========
Weighted average shares
 outstanding.............   16,108      --           --                   16,108
                          ========  =======     ========                ========

--------
(a) The Company has specifically identified cost reductions resulting from a business integration plan which is expected to be implemented following the Acquisition. The business integration plan contemplates (i) the elimination of duplicate executive, sales and marketing, research and engineering and administrative functions at Burns, (ii) shifting Burns' seat assembly operations to BEA's facilities and (iii) shifting certain of BEA's seating fabrication operations to Burns. The cost reductions presented below for cost of sales, selling, general and administrative expenses and research and development expenses are comprised of labor and overhead expenses that are expected to be eliminated in conjunction with the implementation of the business integration plan. Assuming the acquisition occurred on February 27, 1994 and the phase-in of the business integration plan commenced as of such date, the expected cost reductions, on a pro forma basis, for the six months ended August 26, 1995 are as follows:

        Cost of sales.................................................... $5,184
        Selling, general and administrative..............................  2,757
        Research and development.........................................    741

    Upon full implementation of the business integration plan, the Company estimates aggregate annualized cost of sales savings from the business integration plan as follows:

        Cost of sales................................................... $10,368
        Selling, general and administrative.............................   5,514
        Research and development........................................   1,482

    See Note (b) to the pro forma combined balance sheet for purchase reserves established related to the cost of the business integration plan.

                                   66 of 69

(b) Reflects adjustments to depreciation and amortization based on the preliminary purchase accounting allocation related to property, plant and equipment and intangible assets acquired in connection with the Acquisition and the difference between depreciation expense recorded by Burns and that determined under the methods used by the Company. The Company uses periods of 20 years for manufacturing facilities, five to seven years for machinery and equipment and 20 years for intangible assets.
(c) Reflects incremental associated selling, general and administrative expenses which are estimated by the Company as necessary to operate Burns as a business unit of the Company.
(d) Reflects adjustments to reclassify certain Burns expenses in a manner consistent with BEA's financial presentation, in which BEA classifies certain engineering related expenditures as a component of research and development as compared to a component of cost of sales.
(e) Burns participates in its parent's cash management system under which its cash funding requirements are met by its parent and, therefore, Burns itself did not have any indebtedness to nonaffiliates. Interest expense appearing on the Burns financial statements is attributable to the intercompany indebtedness.
(f) Represents the additional interest expense for the six months ended August 26, 1995 that would have been incurred had the Acquisition and the Offering taken place on February 27, 1994, offset by the elimination of intercompany indebtedness of Burns owed to Eagle which will be forgiven upon consummation of the Acquisition.
(g) Adjustments to reflect income tax effects assuming a combined state and federal statutory income tax rate of 40%.

                                   67 of 69

PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                                 BEA AS OF  BURNS AS OF                PRO FORMA
                                 AUGUST 26,  JUNE 30,                  COMBINED
                                    1995       1995     ADJUSTMENTS     BALANCE
                                 ---------- ----------- -----------    ---------
                                            (DOLLARS IN THOUSANDS)
ASSETS:
Current Assets:
 Cash ..........................  $  7,490   $    129    $    --       $  7,619
 Accounts receivable............    44,249      1,825      15,637 (c)    61,711
 Inventories....................    91,885     17,770         --        109,655
 Deferred income taxes..........     5,779        --          --          5,779
 Other current assets...........     7,608      2,758         --         10,366
                                  --------   --------                  --------
   Total current assets.........   157,011     22,482                   195,130
Net property and equipment......    64,466     18,776      (7,500)(b)    75,742
Intangibles and other assets....   173,372     56,020       7,000 (a)   206,342
                                                           18,500 (b)
                                                          (48,550)(c)
                                  --------   --------                  --------
                                  $394,849     97,278                  $477,214
                                  ========   ========                  ========
LIABILITIES & STOCKHOLDERS' EQ-
 UITY:
Liabilities:
 Accounts payable...............  $ 38,614   $ 10,056    $    --       $ 48,670
 Other current liabilities......    20,939      6,621       7,000 (b)    34,560
 Income taxes payable...........       385        --          --            385
 Current portion of long-term
  debt..........................     5,090        --          --          5,090
                                  --------   --------                  --------
   Total current liabilities....    65,028     16,677                    88,705
Long-term bank revolver.........    63,435        --      (25,500)(a)    37,935
Long-term debt..................   125,000        --       75,000 (a)   200,000
Deferred income taxes...........    10,953        --          --         10,953
Advances from affiliate.........       --      81,331     (81,331)(c)       --
Other long-term liabilities.....     4,234      5,188       4,000 (b)    13,422
                                  --------   --------                  --------
   Total Liabilities............   268,650    103,196                   351,015
Stockholders' equity
 Preferred stock................       --         --          --            --
 Common stock...................       161          1          (1)(c)       161
 Additional paid-in capital.....   119,719        --          --        119,719
Retained earnings (deficit).....     7,045     (5,919)      5,919 (c)     7,045
Cumulative currency translation
 adjustment.....................      (726)       --                       (726)
                                  --------   --------                  --------
   Total stockholders' equity...   126,199     (5,918)                  126,199
                                  --------   --------                  --------
                                  $394,849   $ 97,278                  $477,214
                                  ========   ========                  ========

                                   68 of 69

--------
(a) Reflects the incurrence of debt required to finance the Acquisition and the net cash resulting from such borrowings after payment of the purchase price and acquisition costs as follows:

    Gross proceeds from the Offering.................................. $75,000
    Offering discount, consent, bank amendment and acquisition related fees..............................................................  (7,000)
    Repayment of unsecured bank borrowings and a portion of the exist-
    ing bank credit facility.......................................... (25,500)
    Cost of Acquisition............................................... (42,500)

(b) The Acquisition will be accounted for as a purchase pursuant to APB Opinion No. 16, "Business Combinations." The purchase cost will be allocated to the assets and the liabilities of the Burns based on their relative fair values. Such allocations are subject to final determination based on valuations and other studies to be performed prior to the Closing. The final values may differ from those set forth below.

    Purchase cost:

    Cash.............................................................. $ 42,500
    Purchase accounting reserves......................................   11,000
    Less estimated book value of net assets to be purchased...........  (42,500)
                                                                       --------
    Excess of purchase cost over book value........................... $ 11,000
                                                                       ========
    Allocation of excess of purchase cost over book value to assets of the Company:
    Property, plant and equipment, net................................ $ (7,500)
    Other assets, primarily patents, processes, trademarks and other
    intellectual properties..........................................    18,500
                                                                       --------
    Total............................................................. $ 11,000
                                                                       ========

    Purchase accounting reserves include the costs to implement the business integration plan, including severance, relocation, systems conversion and other business acquisition related costs.

(c) Eliminates advances from affiliates and Burns' intangible assets as of the Closing and reflects the purchase of Burns' trade accounts receivable held in trust pursuant to Eagle's existing asset securitization program.

                                   69 of 69